Exhibit 99.2

April 22, 2015

Mr. Joel Gay

5 Mahogany Lane

San Ramon, CA 94583

Re: Offer of Promotion to President and Chief Executive Officer, Energy Recovery, Inc.

Dear Joel,

On behalf of the Board of Directors of Energy Recovery Inc. (“ERI”) or (“Company”), I am pleased to offer you the position of President and Chief Executive Officer, reporting to the Board of Directors, subject to the following terms and conditions.

Salary and Effective Date. We would like your promotion to begin on April 24, 2015. You will receive an annual base salary of $400,000.00, less deductions authorized or required by law, which will be paid bi-weekly in accordance with our standard payroll practices.

Executive Bonus Plan. You will also be eligible to participate in the Company’s annual Executive Bonus Plan, under which you will be eligible to receive from 0% - to 100% of your base salary based on your achievement toward Company annual financial targets and/or other performance goals that were reviewed at the April 17, 2015 meeting of the Compensation Committee.

Benefits. As a full-time employee, you will continue to be eligible to receive employee benefits which include paid time off that accrues each pay period at the annual rate of three (3) weeks per year, medical, dental and vision insurance for you and your dependents, as well as long-term disability and life insurance.

Change of Control Plan. Under this offer, you will continue to participate in the Company’s Change in Control Severance Plan.

Employment Status Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, title, compensation, benefits, as well as the Company’s personnel policies and procedures, may change in the future, the “at will” nature of your employment may not be changed.

Termination for Convenience. In the event that you are terminated without Cause (as defined in the CIC Plan, as amended) and not as part of an Anticipatory Termination, you will be entitled to receive the greater of the severance benefits provided in any then-existing and applicable Company severance plan, or as defined in this section, specifically: all payments required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law; and (without altering the “at will” nature of your employment), the following additional benefits (“Additional Benefits”), in exchange for a mutually agreeable form of release of all claims known or unknown, and satisfying any other conditions or restrictive covenants set forth in any Company severance plan, provided that ERI receives the signed, unrevoked agreement within forty five (45) days of your termination date:

(A) a severance amount payable in a lump sum equal to:

(i)  If termination of your employment occurs within the first eighteen (18) months of appointment as CEO, eighteen (18) months’ salary based on your annual base salary in effect as of the date of the employment termination less deductions required or permitted by applicable law, or

(ii)  If the termination of your employment occurs after the first eighteen (18) months of appointment as CEO, twelve (12) months’ salary based on your annual base salary in effect as of the date of the employment termination, less deductions required or permitted by applicable law; and

(B) the immediate vesting of twenty five (25%) of all unvested equity compensation held by you as of the date of termination, including unvested equity compensation where the amount payable is based on the satisfaction of performance criteria to the extent such vesting acceleration would not cause any award intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to fail to so qualify, less deductions required or permitted by applicable law, with the vesting acceleration to occur in the following order: stock options and similar equity awards would vest before “full” value equity awards and, within each category of awards, equity awards would vest in the order that they were granted. All other provisions of the option will continue in effect in accordance with the original terms of the agreement evidencing the option.

To the extent the Additional Benefits compensation is subject to Section 409A of the Code, the severance payment or the distribution of the equity compensation shall be paid or made, as applicable, on the 45th day following “separation from service” (within the meaning of Code Section 409A and any the regulations or other guidance thereunder (“Section 409A”). In addition, no such payment or distribution will be made to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your separation from service or (b) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. All payments which had been delayed pursuant to the immediately preceding sentence will be paid to you in a lump sum upon expiration of such six-month period (or, if earlier, upon your death).

In the event that you voluntarily resign (other than under the circumstances described in the Change in Control Severance Plan) or are terminated by ERI for Cause, you will only be entitled to payment required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law.

Please accept this offer of promotion as of the start date set forth below by signing your name and setting forth the agreed start date below. Then return this letter to me by email or fax by April 28, 2015. If your acceptance is not received by this date, we shall assume that you have declined the offer and the offer shall be null and void.

Please call me if you have any questions regarding the information outlined below.

Very truly yours,

/s/ Hans Peter Michelet

Hans Peter Michelet

Executive Chairman

Signed Acceptance: /s/ Joel Gay

Start Date: 4/24/15